Exhibit 99.1

March 19, 2019

Dear Fellow Shareholder:

I am writing to update you on the company’s progress as we have launched our evaluation of strategic alternatives, plus to share the results of our annual estimated net asset valuation (NAV) per share process.

The last time I wrote, I mentioned that the company had formed a special committee, comprised solely of our independent directors, to begin exploring strategic opportunities for shareholders. Since then, the special committee engaged SunTrust Robinson Humphrey, Inc. (STRH), an independent investment banking firm, to serve as its financial advisor. STRH has begun to assist the committee and management team with insight and advice as we work to identify and execute the best methods to drive value, now that we have closed our capital raising activities.

Strategic Alternatives: Purchase & Sale Agreement/Distributions

I am pleased to announce that our first step along our strategic alternatives path is a definitive purchase and sale agreement for our medical office building. We have successfully contracted with HCP Medical Office Buildings, LLC to buy our Mid-America Surgery Institute medical office building for a gross value of approximately $15.4 million, before closing costs and other transactional expenses. The sales price represents a meaningful premium compared to our acquisition cost in December 2017. The property is a high-quality, fully leased, on-campus facility in a highly desirable submarket of Kansas City. We expect that the sale will be completed by mid-2019.

We anticipate that net sales proceeds, after payment of closing costs, from the presumed sale will be used to satisfy debt secured by the property. The remaining proceeds, upon board approval, may be used to make a special distribution to shareholders, and/or for general corporate purposes.

Given that we are actively selling, or evaluating the sale of, our assets as a function of the strategic alternatives process, the board of directors has unanimously voted to suspend quarterly distributions effective April 1, 2019. This action is typical for a company in our current life stage. However, it is important to note, special distributions from net proceeds derived from our anticipated sale of assets could be made from time-to-time. Such distributions are also typical, yet subject to board approval.

As a general reminder, the company’s strategic alternatives options include, but are not limited to: an orderly disposition of the company’s assets or one or more asset classes and the distribution of net sales proceeds to shareholders; or a potential business combination or other transaction with an unrelated third party or affiliated party of the company’s sponsor.

Estimated Net Asset Value

Recently, we also concluded our annual net asset valuation process, with the assistance of Robert A. Stanger, Inc. (Stanger), an independent third-party valuation firm. The valuation resulted in an estimated net asset value (NAV) per share. The per share value of $9.921 represents the midpoint of the Stanger-provided NAV per share range of $9.40 to $10.49. The updated appraised value of the company’s real estate assets rose from prior valuations, yet the most recent NAV per share now reflects the inclusion of hypothetical property transaction costs related to the potential future sale of company assets. We believe that the inclusion of these hypothetical costs in this year’s NAV are entirely appropriate now that we have shifted into the strategic alternatives phase of the company’s life cycle. The estimated transaction costs reduced our estimated 2018 NAV by $0.26 per share. For additional context, our previous estimated NAVs per share were $10.06 as of Dec. 31, 2017 and $10.00 as of July 31, 2017. Please keep in mind that NAV values are as of a specific date and may not be indicative of the value that could be realized as we pursue strategies to maximize shareholder value.

For additional details and information on the events outlined in this letter, I encourage you to visit our website at cnlhealthcarepropertiesii.com to access our Form 8-K that was filed with the U.S. Securities & Exchange Commission.

Next Steps

I will provide further information as we close on the expected sale of our medical office building and make continued progress in studying and executing on strategic alternatives. We are focused and engaged as a management team and board of directors and I look forward to future updates as material events unfold. If you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3.

Thank you for your confidence and allowing us to be stewards of your investment.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial advisors

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial advisors should not place undue reliance on forward-looking statements.

1 The estimated NAV per share is only an estimate and is based on several assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices. The company will have the potential for greater volatility due to the substantial portion of assets invested in a limited number of properties.

There is no assurance that CNL Healthcare Properties II. adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share. The Institute of Portfolio Alternatives is a trade organization of which CNL is a member.